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                                                                Exhibit 10.23(b)

                           CLARIFICATION AGREEMENT RE
                             JOINT VENTURE AGREEMENT


         This Clarification Agreement dated as of October 30, 1995 between the parties hereto relates to that certain Joint Venture Agreement (the "JVA") dated as of July 25, 1996 by and between the parties hereto and certain others. Unless otherwise stated, defined terms used in this Agreement shall have the meanings assigned such terms in the JVA.

         WHEREAS, the JVA expresses the parties' desires that Mentor become a preferred provider of asset management services to EVEREN Clients and that EVEREN acquire and maintain an equity investment in the Venture,

         WHEREAS, the parties desire to clarify in certain respects EVEREN's obligations under the JVA that form the consideration for EVEREN Holdings' receipt of Interests at the Initial Closing.

         NOW, THEREFORE, the parties agree as follows:

         1. Included within EVEREN's obligations under Section 3.3(a)(ii) of the JVA to "include the Mentor Funds... in its `preferred' or `focus group' list of mutual funds... with a status that reflects ... EVEREN's proprietary interest in the Venture" is the obligation to develop and sponsor as initial marketing program relative to the Mentor Funds that includes at least the following:

                  (a) a series of complimentary due diligence/information meetings to be held in late 1996 in at least six separate locations at which EVEREN Securities registered representatives will have the opportunity to attend presentations describing Mentor, its asset management services and related matters;

                  (b) an incentive program regarding purchases by EVEREN Clients of Mentor Fund Class A shares at net asset value and without any sales charge with the redemption proceeds received within the proceeding 90 days from the sale of any non-Mentor open-end mutual fund (an "NAV Transaction") pursuant to which, during at least the period November 1, 1996 through October 31, 1997, EVEREN will cause to be credited to the gross production of the selling registered representative an aggregate 2% of the value of each NAV Transaction, the first 1% creditable at approximately the date of sale and the second 1% not later than February 1998; and

                  (c) a second complimentary the diligence/information meeting to be held at a quality United States resort/conference center not later than Summer, 1997 to which any EVEREN Securities retail
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                           registered representative whose EVEREN Clients invest
                           an aggregate $500,000 or more in Mentor Funds during the period November 1, 1996 through March 31, 1997 will be invited with a guest ($350,000 or more without a guest).

         2. Mentor shall (a) cooperate with respect to the due diligence/information meetings referred to in Sections 1(a) and (c) above and
(b) reimburse EVEREN for any qualifying registered representatives greater than 300 who actually attend the due diligence/information meeting referred to in
Section 1(c) above at the rate of $2,500 per excess qualifier.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                                     MENTOR INVESTMENT GROUP, INC.


                                     By:      ________________________________

                                     EVEREN CAPITAL CORPORATION
                                     EVEREN SECURITIES HOLDINGS, INC.
                                     EVEREN SECURITIES, INC.
                                     EVEREN CLEARING CORP.


                                     By:      ________________________________